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                                                                   EXHIBIT 99(i)
BROADWING PRESS RELEASE

INVESTOR CONTACT:                           MEDIA CONTACT:
Mike Hemsath                                Thomas Osha
513.397.7788                                513.397.7316
mike.hemsath@broadwing.com                  tom.osha@broadwing.com

                 BROADWING INC. ANNOUNCES CORPORATE NAME CHANGE,
       SCHEDULES CONFERENCE CALL TO REPORT FIRST QUARTER FINANCIAL RESULTS

CINCINNATI--April 29, 2003--Broadwing Inc. (NYSE:BRW) today announced at its Annual Shareholders meeting that the company will return its corporate name to Cincinnati Bell Inc. and adopt the NYSE ticker symbol CBB. The company will begin trading under the new name and ticker symbol on May 27, 2003, following the completion of necessary NYSE filings and other notices.

"Changing the corporate name back to Cincinnati Bell Inc. is yet another step in our strategic restructuring to revitalize this company and return it to the roots that have served it so well for 130 years," said Kevin Mooney, chief executive officer.

The name change will have no impact on the company's customers or its sales and marketing activities, which have continuously used the Cincinnati Bell brand name for its local communications franchise.

Additionally, the company announced that it would host a conference call on TUESDAY, MAY 6, AT 9:30 A.M. (EDT) to discuss its financial results for the first quarter of 2003.

The conference call will be available via the Internet, both live in a listen-only mode, and afterward via replay. Broadwing's Internet address is www.broadwing.com. Once there, click on the corporate information tab, followed by the investors tab, then the conference call tab and follow the instructions. A computer with sound card and a current version of Realplayer software are required to listen to the call.

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ABOUT BROADWING
Broadwing Inc. (NYSE: BRW) is an integrated communications company comprised of Broadwing Communications and Cincinnati Bell. Broadwing Communications leads the industry as the world's first intelligent, all-optical, switched network provider and offers businesses nationwide a competitive advantage by providing data, voice and Internet solutions that are flexible, reliable and innovative on its 18,700-mile optical network and its award-winning IP backbone. Cincinnati Bell is one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence and financial strength. The company was recently ranked number one in customer satisfaction, for the second year in a row, by J.D. Power and Associates for local residential telephone service and residential long distance among mainstream users and received the number one ranking in wireless customer satisfaction in its Cincinnati market. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Broadwing Inc. is headquartered in Cincinnati, Ohio. For more information, visit www.broadwing.com.

NOTE: Information included in this news release contains forward-looking statements that involve potential risks and uncertainties. Broadwing's future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, Broadwing's ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, and its ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including the 2002 Form 10-K for Broadwing Inc. and Broadwing Communications Inc.